NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY UPDATES FOURTH QUARTER 2006 PRODUCTION GUIDANCE, ANNOUNCES 2006 PROVED OIL AND GAS RESERVES, UPDATES OPERATING ACTIVITIES, PROVIDES 2007 PRODUCTION AND CAPITAL EXPENDITURES GUIDANCE AND HEDGING UPDATE

LAFAYETTE, LA - January 31, 2007 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company is updating its fourth quarter production guidance to approximately 69.3 Mmcfe per day from its previously issued guidance of 69-73 Mmcfe per day.

The Company ended 2006 with 135 Bcfe of proved oil and gas reserves, a new Company record. Approximately 88% of the proved reserves were natural gas, and approximately 52% were located in long-lived basins.

Based primarily on the Company’s anticipated record 2006 production rate, PetroQuest expects to post Company-record revenues, cash flows and net income for 2006. A news release announcing complete fourth quarter and year-end results and a conference call with investors and analysts is scheduled for February 14, 2007.

Reserves
The following sets forth an analysis of the Company’s estimated quantities of net proved oil and gas reserves (oil converted to MMcfe at the rate of six MMcf per MBbl):

	Oil (MBbls)	Natural Gas and NGL (MMcfe)	(MMcfe)
Estimated Net Proved reserves as of December 31, 2005	3,642	109,117	130,969
Revisions of previous estimates	81	700	1,186
Extensions, discoveries and other additions	590	35,933	39,473
Sale of reserves	(887)	(6,068)	(11,390)
Production	(695)	(21,527)	(25,697)
Estimated Net Proved reserves as of December 31, 2006	2,731	118,155	134,541

At December 31, 2006, the Company’s independent petroleum engineers estimated the net present value, excluding income taxes (“PV-10”), of these reserves was $384 million, using prices ($5.28 per Mcfe and $59.85 per barrel) in effect as of year-end 2006 and discounted 10%. This amount includes a reduction for estimated plugging and abandonment costs that is also reflected as a liability on PetroQuest’s balance sheet at December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 143.

Operations Update
Drilling activity during the fourth quarter of 2006 included 10 successful horizontal coalbed methane wells in the Arkoma Basin, 2 successful Woodford Shale wells in the Arkoma Basin and 5 successful wells in East Texas. The Company’s Grey Plantation prospect was determined to be not commercially productive.

A total of 12 successful wells were drilled in the Arkoma Basin during the fourth quarter of 2006 resulting in a 92% success rate. Drilling continues in the Arkoma Basin with one rig drilling three consecutive wells testing deep horizons, including the Woodford Shale. One of the three wells was a vertical well testing both the Caney and Woodford Shales, and two are horizontal wells in the Woodford Shale. The vertical well has been completed and had an initial production rate of approximately 300 Mcfe per day in November. The first horizontal well has been successfully fractured in seven stages and has tested at an initial rate of approximately 3.5 MMcfe per day. The well is still cleaning up and currently has recovered approximately 25% of its fracture load water. Current plans are to run production tubing in the well in approximately one week, and an updated production rate will be forthcoming. The Company is currently working on production facilities and pipelines for this well. The second horizontal well is currently in the completion phase and will be fractured in approximately four weeks.

PetroQuest participated in the drilling and completion of 5 wells in the East Texas Basin during the fourth quarter of 2006. The Company drilled its first well at its Jones prospect during the fourth quarter and is currently in the testing phase. Additionally, the Company’s Palmer prospect is currently being connected to pipelines and should begin producing during the second quarter.

In the Gulf Coast Basin, the Company’s Pelican Point #2 prospect is currently drilling and should reach total depth in approximately six weeks. The Company has a 25% working interest in the well.

The Company’s Grayhawk prospect in the Gulf of Mexico is expected to begin producing today and stabilize at gross rate of approximately 25 MMcfe per day. The Company has an approximate 18% net revenue interest (“NRI”) in this well.

The Company’s Poppy Hills prospect in the Gulf of Mexico is expected to begin producing during the second quarter at a gross rate of 15 MMcfe per day. The Company has an approximate 18% NRI in this well.

Production Guidance
The Company is projecting its 2007 net production to average approximately 79-85 MMcfe per day.
Additionally, the Company is projecting its first quarter 2007 net production to average approximately 79-84 MMcfe per day.

Capital Expenditures Guidance
The Company’s drilling capital budget for 2007 is approximately $160 to $175 million depending on commodity prices, drilling success and related completion and facility costs.

Hedging Update
The Company initiated a commodity hedging transaction in the form of a costless collar during January 2007. The following sets forth the transaction details:

Production Period	Instrument Type	Daily Volumes	Price

Natural Gas:
February - December 2007	Costless Collar	5,000 Mmbtu	$6.50 - 8.65

After executing the above transaction, the Company has approximately 8.6 Bcfe of hedges for 2007.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.